                                  SCHEDULE 14A

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           STUART ENTERTAINMENT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of the transaction:

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     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee previously paid with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

[STUART LOGO]

                           STUART ENTERTAINMENT, INC.
                              3211 NEBRASKA AVENUE
                           COUNCIL BLUFFS, IOWA 51501

Dear Stockholder:

     On behalf of the Board of Directors, I cordially invite you to attend the 1997 Annual Meeting of Stockholders of Stuart Entertainment, Inc. (the "Company") to be held at 10:00 a.m. local time on May 20, 1997 at The Hyatt Regency O'Hare, 9300 West Byrn Mawr Avenue, Rosemont, Illinois.

     At the Annual Meeting you are being asked (i) to elect directors, (ii) to approve the Company's 1997 Employee Stock Purchase Plan and (iii) to ratify the selection of Deloitte & Touche LLP to serve as the Company's independent auditors for the year ending December 31, 1997.

     You are urged to vote your proxy even if you currently plan to attend the Annual Meeting. Please remember to sign and date the proxy card; otherwise, it is invalid. Returning your proxy will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

                                            Sincerely,

                                            /s/ LEONARD A. STUART

                                            Leonard A. Stuart, Chairman of the
                                            Board

April 18, 1997

                           STUART ENTERTAINMENT, INC.
                              3211 NEBRASKA AVENUE
                           COUNCIL BLUFFS, IOWA 51501

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1997

                             ---------------------

TO THE STOCKHOLDERS OF STUART ENTERTAINMENT, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders (the "Meeting") of Stuart Entertainment, Inc. (the "Company") will be held at The Hyatt Regency O'Hare, 9300 West Byrn Mawr Avenue, Rosemont, Illinois, on May 20, 1997 at 10:00 a.m. local time, for the following purposes:

          1. To elect directors.

          2. To consider and vote upon a proposal to approve the Company's 1997 Employee Stock Purchase Plan, as more fully described in the accompanying proxy statement.

          3. To ratify the selection of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 1997.

          4. To transact such other business as may properly come before the Meeting and at any and all adjournments, postponements or continuations thereof.

     Only stockholders of record at the close of business on April 16, 1997 are entitled to notice of and to vote at the Meeting or any adjournments, postponements or continuations thereof.

     You are cordially invited and urged to attend the Meeting. All stockholders, whether or not they expect to attend the Meeting in person, are requested to complete, date and sign the enclosed form of proxy and return it promptly in the postage paid, return-addressed envelope provided for that purpose. By returning your proxy promptly you can help the Company avoid the expense of follow-up mailings to ensure a quorum so that the Meeting can be held. Stockholders who attend the Meeting may revoke a prior proxy and vote their proxy in person as set forth in the Proxy Statement.

     THE ENCLOSED PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSED ITEMS. YOUR VOTE IS IMPORTANT.

                                            By Order of the Board of Directors

                                            /s/ MICHAEL A. SCHALK

                                            Michael A. Schalk, Secretary

Council Bluffs, Iowa
Dated: April 18, 1997

                           STUART ENTERTAINMENT, INC.
                              3211 NEBRASKA AVENUE
                           COUNCIL BLUFFS, IOWA 51501
                                 (712) 323-1488

                             ---------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1997

                             ---------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board") of Stuart Entertainment, Inc. (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held at The Hyatt Regency O'Hare, 9300 West Byrn Mawr Avenue, Rosemont, Illinois, on May 20, 1997 at 10:00 a.m. local time, and at any and all postponements, continuations or adjournments thereof (collectively the "Meeting"). This Proxy Statement, the accompanying form of proxy (the "Proxy") and the Notice of Annual Meeting will be first mailed or given to the Company's stockholders on or about April 18, 1997.

     All shares of the Company's common stock, $.01 par value per share (the "Shares"), represented by properly executed and valid Proxies received in time for the Meeting will be voted at the Meeting in accordance with the instructions marked thereon or otherwise as provided therein, unless such Proxies have previously been revoked. Unless instructions to the contrary are marked, or if no instructions are specified, Shares represented by the Proxies will be voted for the proposals set forth on the Proxy, and in the discretion of the persons named as proxies, on such other matters as may properly come before the Meeting. Any Proxy may be revoked at any time prior to the exercise thereof by submitting another Proxy bearing a later date or by giving written notice of revocation to the Company at the address indicated above or by voting in person at the Meeting. Any notice of revocation sent to the Company must include the stockholder's name and must be received prior to the Meeting to be effective.

                                     VOTING

     Only holders of record of Shares at the close of business on April 16, 1997 (the "Record Date") will be entitled to receive notice of and to vote at the Meeting. On the Record Date there were 6,884,374 Shares outstanding, each of which will be entitled to one vote on each matter properly submitted for vote to the Company's stockholders at the Meeting. The presence, in person or by proxy, of holders of a majority of Shares entitled to vote at the Meeting constitutes a quorum for the transaction of business at the Meeting.

     The directors and officers (and their affiliates) of the Company held voting power, as of the Record Date, with respect to an aggregate of 4,461,338 Shares (approximately 65% of the outstanding Shares).

     The election of each director nominee requires the affirmative vote of a plurality of the Shares cast in the election of directors. The affirmative vote of a majority of the outstanding Shares cast at the Meeting is required to approve all other proposals being submitted to the stockholders for their approval.

     Votes cast by proxy will be tabulated by an automated system administered by the Company's transfer agent. Votes cast by proxy or in person at the Meeting will be counted by the persons appointed by the Company to act as election inspectors for the Meeting. Abstentions, broker non-votes and Shares to which authority to vote on any proposal is withheld, are each included in the determination of the number of Shares present and voting at the Meeting for purposes of obtaining a quorum. Each will be tabulated separately. Abstentions will be counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                                  PROPOSAL I:

                             ELECTION OF DIRECTORS

GENERAL

     The Board has nominated Messrs. Sangwoo Ahn, Albert F. Barber, Perry J. Lewis, Harry Poll, Ronald G. Rudy, Richard D. Spizzirri, Ira Starr, Leonard A. Stuart, Timothy R. Stuart and Stanley M. Taube for election as directors, to serve until the 1998 Annual Meeting of Stockholders and until their successors are elected and qualified. Each nominee is currently a member of the Board and has consented to serve as a director if elected, and it is intended that the Shares represented by properly executed Proxies will be voted for the election of the director nominees except where authority to so vote is withheld. The Board has no reason to believe that any of the director nominees will be unable to serve as directors or become unavailable for any reason. If, at the time of the Meeting, any of the director nominees shall become unavailable for any reason, the persons entitled to vote the Proxy will vote, as such persons shall determine, for such substituted nominee or nominees, if any, in his discretion.

     Information is set forth below regarding the director nominees, including the name and age of each director nominee, his principal occupation and business experience during the past five years and the commencement of his term as a director of the Company.

     THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO ELECT MESSRS. SANGWOO AHN, ALBERT F. BARBER, PERRY J. LEWIS, HARRY POLL, RONALD G. RUDY, RICHARD D. SPIZZIRRI, IRA STARR, LEONARD A. STUART, TIMOTHY R. STUART AND STANLEY M. TAUBE TO THE BOARD.

DIRECTORS

     The following table sets forth the name and age of each nominee for re-election, his principal occupation and business experience during the past five years, and the year of commencement of his term as a director of the Company.

                               PRINCIPAL OCCUPATION OR EMPLOYMENT DURING THE          DIRECTOR
     NAME AND AGE                   PAST FIVE YEARS; OTHER DIRECTORSHIPS               SINCE
     ------------              ---------------------------------------------          --------
Sangwoo Ahn...........  General partner of MLGAL Partners, L.P. since 1987 and a        1994
     (58)               managing director of Morgan Lewis Githens & Ahn, Inc., a
                        investment banking firm, since 1982. Mr. Ahn also serves as a director of ITI Technologies, Inc., PAR Technology Corp.,
                        Kaneb Services, Inc., Kaneb Pipe Line Partners, L.P.,
                        Gradall Industries, Inc. and Quaker Fabric Corporation.
Albert F. Barber......  Vice Chairman of the Board and Chief Executive Officer since    1994
     (51)               December 1994; Consultant to the Company from June 1994 to
                        December 1994; President of CNBC, an NBC cable affiliate,
                        from 1990 to 1994; Executive Vice President and Chief
                        Financial Officer of NBC from 1987 to 1990.
Perry J. Lewis........  General partner of MLGAL Partners, L.P. since 1987 and a        1994
     (59)               managing director of Morgan Lewis Githens & Ahn, Inc., an
                        investment banking firm, since 1982. Mr. Lewis also serves as a director of Quaker Fabric Corporation, ITI
                        Technologies, Inc., Gradall Industries, Inc., Aon
                        Corporation and Evergreen Media Corporation.
Harry Poll............  Chairman of the Board and Chief Executive Officer of Trade      1996
     (66)               Products, Inc. from 1974 to November 1996.
Ronald G. Rudy........  Executive Vice President since November 1996; President of      1996
     (48)               Trade Products, Inc. from 1980 to November 1996.

                               PRINCIPAL OCCUPATION OR EMPLOYMENT DURING THE          DIRECTOR
     NAME AND AGE                   PAST FIVE YEARS; OTHER DIRECTORSHIPS               SINCE
     ------------              ---------------------------------------------          --------
Richard D. Spizzirri..  Senior Counsel to the law firm of Davis Polk & Wardwell         1996
     (63)               since 1995. Partner in Davis Polk & Wardwell from 1967
                        through 1995. Mr. Spizzirri is a member of the American Bar
                        Association and the Bar Association of the City of New York.
                        Mr. Spizzirri also serves as a director of Centocor, Inc.
                        and Sugen, Inc.
Ira Starr.............  Managing director of Morgan Lewis Githens & Ahn, Inc., an       1994
     (37)               investment banking firm since 1994 and Vice President from
                        1988 to 1993. Mr. Starr also serves as a director of Haynes
                        International, Inc. and Quaker Fabric Corporation.
Leonard A. Stuart.....  Chairman of the Board since 1985; Chief Executive Officer       1985
     (54)               of the Company from December 1986 to December 1994 and
                        President from December 1986 to March 1989 and from January
                        1990 to July 1992.
Timothy R. Stuart.....  President since July 1992 and Chief Operating Officer since     1994
     (43)               December 1994; Executive Vice President from October 1991 to
                        July 1992; and Vice President Operations from March 1989 to
                        October 1991.
Stanley M. Taube......  Executive Vice President and a director of Grand Casinos,       1996
     (60)               Inc. since November, 1992; President of S.M. Taube & Co.,
                        Inc. from 1986 to November, 1992. Mr. Taube also serves as a director of Innovative Gaming Corporation of America,
                        New Horizons Kids Quest, Inc. and Stratosphere Corporation.

     At each annual meeting of stockholders, the successors to the directors whose terms then expire are elected to hold office for a term expiring at the next succeeding annual meeting. Each director holds office until his successor is elected and qualified.

     Mr. Leonard A. Stuart and Timothy R. Stuart are brothers.

     The current members of the Board, other than Messrs. Leonard A. Stuart, Timothy R. Stuart, Poll and Rudy, were selected as directors pursuant to the terms of a Securityholders' Agreement (the "Securityholders' Agreement"). Messrs. Poll and Rudy were appointed to the Board in connection with the Company's acquisition (the "Acquisition") of Trade Products, Inc. in November 1996. The Securityholders' Agreement was amended in connection with the Acquisition to increase the number of directors to ten. The Securityholders' Agreement currently provides that the Board will be comprised of up to ten members, four of whom an affiliate of Morgan Lewis Githens & Ahn, Inc. (the "MLGA Affiliate") may, but shall not be required to designate for nomination, and two of whom may, but shall not be required to, be designated jointly by both Mr. Leonard Stuart and the MLGA Affiliate. The MLGA Affiliate has designated as its nominees Messrs. Ahn, Lewis, Spizzirri and Starr. Mr. Stuart and the MLGA Affiliate have jointly designated Messrs. Barber and Taube. The Securityholders' Agreement also imposes certain transfer restrictions on the parties to the Securityholders' Agreement and their affiliated transferees and provides such parties and transferees with demand and incidental registration rights with respect to the Shares.

BOARD MEETINGS

     During 1996 the Board met four (4) times including the annual meeting of directors following the 1996 Annual Meeting of Stockholders. During a director's tenure, other than Messrs. Spizzirri and Taube, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board during 1996; and (ii) the total number of meetings held by all Committees of the Board on which he served during 1996.

COMMITTEES OF THE BOARD

     AUDIT COMMITTEE. The Board has an Audit Committee and during 1996 its members were Messrs. Ahn, Lewis, Starr and Taube. The Audit Committee's duties include the following: (i) making recommendations to the Board as to the selection of the firm of independent auditors; (ii) reviewing the results of the annual audit of the Company with the independent auditors and appropriate management representatives; (iii) reviewing with the independent auditors such major accounting policies of the Company as are deemed appropriate for review by the Audit Committee; and (iv) reporting to the Board at each meeting of the Board following a meeting of the Audit Committee concerning the Audit Committee's activities. The Audit Committee met one (1) time in 1996 with each director serving on the Audit Committee in attendance.

     COMPENSATION COMMITTEE. The Board has a Compensation Committee and during 1996 its members were Messrs. Ahn, Lewis, Spizzirri and Starr. The Compensation Committee performs the following duties: (i) considering and making recommendations to the Board and the officers of the Company with respect to the overall compensation policies of the Company; (ii) approving the compensation payable to all officers of the Company; (iii) reviewing proposed compensation of executives as provided in the Company's executive compensation plan; (iv) advising management on all other executive compensation matters as requested; and (v) reporting to the Board as and when appropriate with respect to all of the foregoing. The Compensation Committee met one (1) time in 1996.

     STOCK OPTION COMMITTEE. The Board has a Stock Option Committee and during 1996 its members were Messrs. Ahn, Lewis, Spizzirri and Starr. The Stock Option Committee administers and interprets the Company's various stock option plans and has authority to determine which persons shall be granted options under the stock option plans and the terms and conditions of the stock option grants. The Stock Option Committee met one (1) time in 1996 with each director serving on the Stock Option Committee in attendance.

COMPENSATION OF DIRECTORS

     The Company does not currently pay any directors fees; however, all directors are reimbursed travel expenses relating to the attendance of each meeting.

EXECUTIVE OFFICERS

     Information is set forth below regarding the executive officers of the Company, including their age, principal occupation during the last five years and the date each first became an executive officer of the Company.

                                                                                          EXECUTIVE OFFICER
           NAME AND AGE                          PRESENT EXECUTIVE OFFICE                OF REGISTRANT SINCE
           ------------                          ------------------------                -------------------
Leonard A. Stuart.................  Chairman of the Board since 1985; Chief Executive           1986
     (54)                           Officer of the Company from December 1986 to
                                    December 1994 and President from December 1986 to
                                    March 1989 and from January 1990 to July 1992.
Albert F. Barber..................  Vice Chairman of the Board and Chief Executive              1994
     (51)                           Officer since December 1994; Consultant to the
                                    Company from June 1994 to December 1994; President
                                    of CNBC, an NBC cable affiliate, from 1990 to 1994;
                                    Executive Vice President and Chief Financial
                                    Officer of NBC from 1987 to 1990.

                                                                                          EXECUTIVE OFFICER
           NAME AND AGE                          PRESENT EXECUTIVE OFFICE                OF REGISTRANT SINCE
           ------------                          ------------------------                -------------------
Timothy R. Stuart.................  President since July 1992 and Chief Operating               1989
     (43)                           Officer since December 1994; Executive Vice
                                    President from October 1991 to July 1992; and Vice
                                    President Operations from March 1989 to October
                                    1991.
Ronald G. Rudy....................  Executive Vice President since November 1996;               1996
     (48)                           President of Trade Products from 1980 to November
                                    1996.
Clement F. Chantiam...............  Executive Vice President since November 1992 and            1989
     (37)                           Vice President -- Manufacturing from March 1989 to
                                    November 1992.
Roy L. Lister.....................  Executive Vice President since December 1994 and            1994
     (39)                           Vice President Operations from 1991 to 1992. Mr.
                                    Lister has been an Executive Vice President of
                                    Bazaar since 1992.
Gary L. Loebig....................  Senior Vice President -- Market and Product                 1991
     (49)                           Development since January 1995; Vice
                                    President -- Marketing and Regulatory Compliance
                                    from October 1991 to January 1995; and Director of
                                    Marketing and Regulatory Compliance from January
                                    1990 to October 1991.
Paul C. Tunink....................  Vice President -- Finance, Treasurer and Chief              1995
     (38)                           Financial Officer since April 1995; Divisional Vice
                                    President -- Finance of Younkers, Inc. from May
                                    1992 to April 1995 and Director of Corporate
                                    Accounting of Commtron Corporation from prior to
                                    1991 to April 1992.

     Officers serve at the discretion of the Board and are elected at the first meeting of the Board after each annual meeting of stockholders.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation paid by the Company to (i) the Chief Executive Officer ("CEO") and (ii) the Company's other four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for the last fiscal year (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM COMPENSATION
                                                                     --------------------------------
                                             ANNUAL COMPENSATION     SECURITIES
                                            ---------------------    UNDERLYING        ALL OTHER
   NAME AND PRINCIPAL POSITIONS     YEAR    SALARY($)    BONUS($)    OPTIONS(#)    COMPENSATION($)(1)
----------------------------------  ----    ---------    --------    ----------    ------------------
Albert F. Barber,(2)..............  1996     330,298      50,000      100,000             5,472(3)
  Chief Executive Officer           1995     300,000           0            0             5,472(3)
                                    1994       9,231      75,000      900,000           204,677(4)
Timothy R. Stuart,................  1996     172,862      20,000       27,000             3,865
  President                         1995     170,000           0      250,000             3,379
                                    1994     116,200           0            0             2,304
Clement F. Chantiam,..............  1996     132,236      15,000       13,500             2,950
  Executive Vice President          1995     130,000           0       80,000             2,595
                                    1994     116,100           0            0             2,304
Roy L. Lister,(5).................  1996     132,500       8,000       13,500             2,500
  Executive Vice President          1995     130,000           0       80,000             1,858
                                    1994       2,500           0            0                 0
Paul C. Tunink,(6)................  1996     111,852      10,000        7,800             2,400
  Vice President -- Finance,        1995      89,000           0       15,000             3,928(7)
     Treasurer and Chief Financial
       Officer

---------------

(1) The stated amounts are Company contributions to a defined contribution pension plan available to all Company employees, except as otherwise noted.

(2) Mr. Barber has been Chief Executive Officer of the Company since December 1994.

(3) Represents amounts paid for Mr. Barber by the Company for term life insurance premiums.

(4) Represents amounts paid to Mr. Barber while serving as a consultant to the Company during 1994.

(5) Mr. Lister has been an Executive Vice President of the Company since December 1994.

(6) Mr. Tunink has been Vice President of the Company since April 1995.

(7) Represents amounts paid by the Company for Mr. Tunink's moving expenses.

     The foregoing compensation table does not include certain fringe benefits made available on a nondiscriminatory basis to all Company employees such as group health insurance, dental insurance, long-term disability insurance, vacation and sick leave. In addition, the Company makes available certain non-monetary benefits to its executive officers with a view to acquiring and retaining qualified personnel and facilitating job performance. The Company considers such benefits to be ordinary and incidental business costs and expenses. The aggregate value of such benefits in the case of each executive officer listed in the above table, which cannot be precisely ascertained but which is less than 10% of the cash compensation paid to each such executive officer, is not included in such table.

OPTION GRANTS TABLE

     The following table provides information relating to the grant of stock options to the CEO and the Named Executive Officers during the year ended December 31, 1996.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                                           INDIVIDUAL GRANTS
                                         -----------------------------------------------------
                                                        PERCENT
                                                        OF TOTAL                                   POTENTIAL REALIZABLE VALUE AT
                                         NUMBER OF      OPTIONS                                       ASSUMED ANNUAL RATES OF
                                         SECURITIES    GRANTED TO                                  STOCK PRICE APPRECIATION FOR
                                         UNDERLYING    EMPLOYEES      EXERCISE                            OPTION TERM(1)
                                          OPTIONS      IN FISCAL       OR BASE      EXPIRATION    -------------------------------
                 NAME                    GRANTED(#)     YEAR(2)      PRICE($/SH)       DATE        5% ($)     10% ($)     0% ($)
                 ----                    ----------    ----------    -----------    ----------    --------    --------    -------
Albert F. Barber.......................   100,000          17           5.25         12/09/06      330,394    837,764        --
Timothy R. Stuart......................    27,000           5           5.25         12/09/06       89,207    226,196        --
Clement F. Chantiam....................    13,500           2           5.25         12/09/06       44,603    113,098        --
Roy L. Lister..........................    13,500           2           5.25         12/09/06       44,603    113,098        --
Paul C. Tunink.........................     7,800           1           5.25         12/09/06       25,771     65,346        --

---------------

(1) Potential realizable value is based on an assumption that the stock price of the Shares appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(2) Options granted to employees during fiscal 1996 totaled 573,400.

AGGREGATED OPTION EXERCISE AND FISCAL YEAR-END OPTION TABLE

     The following table provides information relating to the exercise of stock options during the year ended December 31, 1996 by the CEO and each of the Named Executive Officers and the 1996 fiscal year end value of unexercised options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND F-Y END OPTION VALUES

                                                                                            VALUE OF
                                                                                           UNEXERCISED
                                                                          NUMBER OF       IN-THE-MONEY
                                                                         UNEXERCISED       OPTIONS AT
                                                                        OPTIONS FY-END       FY-END
                                                                            (#)(1)           ($)(1)
                                            SHARES                      --------------    -------------
                                          ACQUIRED ON       VALUE        EXERCISABLE/     EXERCISABLE/
                  NAME                    EXERCISE(#)    REALIZED($)    UNEXERCISABLE     UNEXERCISABLE
                  ----                    -----------    -----------    --------------    -------------
Albert F. Barber........................       --             --            700,000/--(2)     --/--
Timothy R. Stuart.......................       --             --            292,000/--        --/--
Clement F. Chantiam.....................       --             --         79,500/29,000        --/--
Roy L. Lister...........................       --             --         64,500/29,000        --/--
Paul C. Tunink..........................       --             --         12,600/10,200        --/--

---------------

(1) The closing sale price of the Common Stock on December 31, 1996 ($4.50) was used to calculate option value.

(2) Effective December 31, 1996, Mr. Barber surrendered for cancellation options to purchase 300,000 shares of Common Stock at an exercise price of $20 per share, which had been granted to him by the Company.

EMPLOYMENT AGREEMENTS

     On December 14, 1994 the Company entered into an employment agreement (the "Stuart Agreement"), with Leonard A. Stuart, the Chairman of the Board. Pursuant to the Stuart Agreement, Mr. Stuart was to be employed for a period of five years beginning December 13, 1994. Under the terms of the Stuart Agreement,

Mr. Stuart received an annual salary of $200,000. In addition, the Company was required to reimburse him for 80% of the following expenses related to the operation of an office in Fort Lauderdale, Florida: rent for such office; salary and benefits for one administrative assistant; telephone; stationery; postage and similar items. He was also entitled to participate in customary employee benefits programs maintained by the Company, including health, life, and disability insurance, to the extent provided to other senior executives of the Company. Effective as of February 1, 1996, the Stuart Agreement was superseded by the Management Consulting Agreement between the Company and Len Stuart & Associates, Ltd., a Cayman Islands corporation, pursuant to which Mr. Stuart will provide consulting services to the Company. The terms of the Management Consulting Agreement are substantially similar to the terms of the Stuart Agreement. See "Certain Relationships and Related Transactions."

     The Company also has an employment agreement, dated June 1, 1994, with Albert F. Barber, the Chief Executive Officer and Vice Chairman of the Board (the "Barber Agreement"). The Barber Agreement was amended on December 17, 1996, to extend its term to December 31, 1998. The Barber Agreement is automatically extended indefinitely until either the Company or Mr. Barber terminates the Barber Agreement, at which time the Barber Agreement will terminate six months after such notice.

     For 1996, Mr. Barber received an annual base salary (the "Base Salary") of $330,000 which was increased to $350,000 for 1997. The Base Salary will be increased to $375,000 for 1998. In addition, Mr. Barber is eligible to receive a cash bonus (the "Bonus") for services rendered during each calendar year covered by the Barber Agreement pursuant to the following terms. Mr. Barber will be paid a bonus equal to 50% of the Base Salary when the Company's earnings before interest and income taxes ("EBIT") exceed the EBIT targeted amount (the "Targeted Amount"), as approved by the Board of Directors each year, and an additional increase of 10% of Base Salary to the extent EBIT equals or exceeds 105% of the Targeted Amount and an additional 2% to 4% of the Base Salary when EBIT exceeds 105% of the Targeted Amount by a specific percentage.

     The Company may terminate Mr. Barber's employment at any time for cause, and in such event, all of Mr. Barber's rights to compensation would cease upon his termination. If the termination is without cause, or as a result of a disability or death, the Company will pay Mr. Barber, in addition to amounts accrued in respective periods prior to the termination, his Base Salary for one year from the date of termination (or, in the case of death, the proceeds of a life insurance policy to be obtained by the Company on Mr. Barber's behalf), and the Bonus, prorated to the time of termination, in a lump sum to be payable at the time the Bonus for such calendar year would normally be paid. In the event Mr. Barber terminates his employment within 90 days of a change of control of the Company, Mr. Barber will continue to receive his Base Salary for two years from the date of such termination and the applicable Bonus prorated and paid as described above.

     On November 13, 1996, the Company entered into a consulting agreement with Mr. Poll, Chairman of the Board and Chief Executive Officer of Trade Products, Inc. (the "Poll Agreement") and an employment agreement with Mr. Rudy, President of Trade Products, Inc. (the "Rudy Agreement") as follows: (a) Mr. Poll will be retained as a consultant for a period of seven years and will be paid $500 per month during the seven year period. The Poll Agreement may be terminated at any time for cause, and in such event, all of Mr. Poll's rights to compensation will cease. In the event that termination is without cause or as a result of death, the Company will be required to continue to pay Mr. Poll his compensation from the date of termination through the remainder of the Poll Agreement; and (b) the Rudy Agreement has a term of three years and provides for a base salary of $200,000, $210,000 and $220,000, respectively. In addition, Mr. Rudy will be eligible for a performance based bonus of $50,000 and will be granted stock options under the Company's 1994 Performance Stock Option Plan as follows:
50,000 Shares with an exercise price of $5.00, 100,000 shares with an exercise price of $10.00 per share and 100,000 Shares at $15.00 per share. The Rudy Agreement may be terminated at any time for cause, and in such event, all of Mr. Rudy's rights to compensation will cease. In the event that termination is without cause or as a result of death, the Company will be required to continue to pay Mr. Rudy the greater of the following: (i) the base salary through the end of the term at the rate in effect on the date of termination; or (ii) for a period of one year from the date of termination, at the rate in effect on the date of termination. The Company's obligation to pay Mr. Rudy automatically terminates upon a breach by Mr. Rudy of the noncompetition provisions of the Rudy Agreement.

COMPENSATION PURSUANT TO PLANS

     STOCK OPTION PLANS. The Company has three stock option plans under which options can be or have been granted: the 1985 Non-qualified Stock Option Plan, the 1992 Non-qualified Stock Option Plan and the 1994 Performance Stock Option Plan. Options to purchase 573,400 Shares were granted to directors and officers under the 1994 Performance Stock Option Plan in 1996.

     EMPLOYEE BENEFIT PLANS. The Company maintains a defined contribution pension plan covering substantially all of its employees, including all executive officers. Eligible employees may contribute up to 15% of their salaries, not to exceed a government established maximum. Company contributions are the sum of the Company's match of the first 2% of the employee's elective contribution and a discretionary contribution of up to 2% of the salaries of all employees eligible under the plan. Company contributions vest over a five-year period. During 1996 the Company's contribution to the 401(k) Plan was $163,241.

     The Company maintains a voluntary defined contribution plan covering substantially all of its employees in Canada (the "Canadian Plan"). Eligible employees may contribute up to 2 1/2% of their wages eligible under the Canadian plan and the Company will match the contribution up to 2 1/2%. Eligible employees may contribute additional amounts in excess of the 2 1/2%, but they are not matched by the Company. During 1996, the Company's contribution to the Canadian Plan was $110,440.

                 REPORT OF THE BOARD ON EXECUTIVE COMPENSATION

     During 1996, the Board was responsible for establishing compensation policy and administering the compensation programs of the Company's executive officers. The Board reviewed executive compensation policies, design of compensation programs, and individual salaries and awards for the executive officers based on performance criteria.

     Pursuant to the rules regarding disclosure of Company policies concerning executive compensation, this report is submitted by the Board for the year ended December 31, 1996 and addresses the Company's compensation policies as they affected the CEO and the Company's other executive officers, including the Named Executive Officers.

EXECUTIVE COMPENSATION PHILOSOPHY

     The Company applies a consistent philosophy to compensation for all employees, including executive officers. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives.

     The goals of the executive compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Company's compensation program for executive officers is based on the same principles applicable to compensation elements: cash and equity. The process used by the Board in determining executive officer compensation levels for each of these components takes into account both qualitative and quantitative factors. Among the factors considered by the Board are the recommendations of the CEO with respect to the compensation of the Company's other key executive officers. However, the Board makes the final compensation decisions concerning such officers. The CEO is compensated pursuant to the Barber Agreement. See "EXECUTIVE COMPENSATION -- Employment Agreements."

     The Board does not believe that Internal Revenue Code Section 162(m), which denies a deduction for compensation payments in excess of $1,000,000 to the CEO or a Named Executive Officer, is likely to be applicable to the Company in the near future but will reconsider the implication of Section 162(m) if and when it appears that the section may become applicable.

COMPENSATION ELEMENTS

     For the year ended December 31, 1996 the Company's executive compensation program included a base salary and grants of stock options.

     Base Salary. Salaries for executive officers are determined by evaluating subjectively the responsibilities of the position held and the experience and performance of the individual and comparing base salaries for comparable positions at peer group entities. Subject to an executive officer's individual performance, the Board sets salaries at or about the median as reflected by such information. The Board believes that such salaries were competitive within a range that the Board believes to be reasonable and necessary to accomplish the Company's compensation objectives.

     In determining the base salaries for 1996, peer group data was reviewed with the CEO for each executive position. In addition, the responsibility of each position was reviewed, together with the executive officer's individual performance for the prior year and objectives for the current year. In addition, the Company's performance was compared to objectives for the prior year and performance targets for the current year. Based on these criteria, the CEO recommended to the Board a percentage range increase to the base salary for the current year for each executive level position.

     Stock Options. The long-term incentive component of the CEO's and the executive officers' compensation is stock options. The Company believes that providing executive officers with opportunities to acquire significant equity positions in the Company and thus, the opportunity to share in its growth and prosperity through the grant of stock options will enable the Company to attract and retain qualified and experienced executive officers. Stock options represent a valuable portion of the compensation program for the Company's executive officers. The exercise price of stock options is the fair market value of the Shares on the date of the grant based on the closing bid price of the Shares on the date of grant, and will only provide a benefit if the value of the Shares increases. Grants of stock options to executive officers are made by the Board upon the recommendation of the CEO and are based upon a percentage of each executive officer's annualized salary, an evaluation of the executive officer's past and expected future performance, the number of outstanding and previously granted options, and discussions with the executive officer.

REPRICING OF STOCK OPTIONS

     In December 1996, the Board granted Mr. Barber an option to purchase 100,000 Shares at an exercise price of $5.25 per Share (the "New Option"). Simultaneously, Mr. Barber surrendered for cancellation, options to purchase 300,000 Shares (the "Old Options"). The Old Options had an exercise price of $20.00 per Share. The Old Options were granted as a part of Mr. Barber's initial employment contract. Since the date of the grant of the Old Options, the price of the Shares has not risen above $8.25 per Share. In order to provide Mr. Barber with the incentive compensation that was agreed to as part of his employment contract, the Board granted Mr. Barber the New Options. The Board believes that providing Mr. Barber with an option to acquire a significant equity position in the Company, and thus the opportunity to share in its growth and prosperity, will align Mr. Barber's incentives with those of the Company and the stockholders and reward him based upon the success of the Company.

                           TEN-YEAR OPTION REPRICINGS

                                            NUMBER OF                                              LENGTH OF ORIGINAL
                                           SECURITIES    MARKET PRICE     EXERCISE                    OPTION TERM
                                           UNDERLYING    OF STOCK AT      PRICE AT                    REMAINING AT
                                             OPTIONS       TIME OF        TIME OF         NEW           DATE OF
                                           REPRICED OR   REPRICING OR   REPRICING OR   EXERCISE       REPRICING OR
             NAME                 DATE     AMENDED (#)    AMENDMENT      AMENDMENT     PRICE ($)       AMENDMENT
             ----               --------   -----------   ------------   ------------   ---------   ------------------
Albert F. Barber..............  12/31/96     300,000        $4.50          $20.00        $5.25           8 years

                                            BOARD OF DIRECTORS

                                            Sangwoo Ahn
                                            Albert F. Barber
                                            Perry J. Lewis
                                            Harry Poll
                                            Ronald G. Rudy
                                            Richard Spizzirri
                                            Ira Starr
                                            Leonard A. Stuart
                                            Timothy R. Stuart
                                            Stanley M. Taube

                               PERFORMANCE GRAPH

     The graph and table below compare the total stockholder returns (assuming reinvestment of dividends) of the Shares, the Nasdaq Stock Market and a group of peer companies engaged in the manufacture of gaming products. The graph assumes $100 invested on December 31, 1991 in the Shares and each of the indices. The stock price performance data shown on the graph below are not necessarily indicative of future price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                  AMONG STUART ENTERTAINMENT, INC., THE NASDAQ
                        STOCK MARKET AND A GROUP OF PEER
                      COMPANIES ENGAGED IN THE MANUFACTURE
                              OF GAMING PRODUCTS.

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)           COMPANY INDEX      MARKET INDEX        PEER INDEX
12/31/91                                       100.00             100.00             100.00
12/31/92                                       137.50             116.40             214.30
12/31/93                                         95.8              133.6              233.9
12/30/94                                         75.0              130.6              141.7
12/29/95                                        120.8              184.7              135.1
12/31/96                                         75.0              227.2              193.6

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDED IN THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE PRECEDING REPORT OF THE COMPENSATION COMMITTEE AND PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                                  PROPOSAL II:

                     PROPOSAL TO APPROVE THE COMPANY'S 1997
                          EMPLOYEE STOCK PURCHASE PLAN

     In March 1997, the Board adopted, subject to stockholder approval, the Company's 1997 Employee Stock Purchase Plan (the "Plan"). If approved by the stockholders, the Plan provides eligible employees (defined below) with an opportunity to purchase Shares through payroll deductions. The Plan is intended to assist eligible employees in acquiring a stock ownership interest in the Company pursuant to a plan that is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code") to help eligible employees provide for their future security and to encourage them to remain in the employment of the Company and its participating subsidiaries.

     The substance and effect of certain provisions of the Plan are described below and the complete text of the proposed Plan is set forth in Appendix "A" to this Proxy Statement. The following discussion is qualified in its entirety by reference to the text of the proposed Plan.

SHARES RESERVED FOR THE PLAN

     The aggregate number of Shares which may be purchased under the Plan shall not exceed 300,000, subject to adjustment in the event of stock dividends, stock splits, combination of Shares, recapitalizations, or other changes in the outstanding common stock. Any such adjustment will be made by the Board. Shares issued under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares.

ELIGIBLE PARTICIPANTS

     Full-time employees of the Company (or a subsidiary designated by the Company) are eligible if they meet certain conditions. To be eligible the employee must have completed six months of employment and the employee's customary employment must be greater than 20 hours per week.

     Approximately 1,425 employees would have been eligible to participate as of December 31, 1996. MATERIAL FEATURES OF THE PLAN

     Beginning July 1, 1997, the Company may make grants of options on January 1 and/or July 1 of each year the Plan is in effect or on such other date as the Committee (as defined herein) shall designate. Each option period shall last for six months ending on the June 30 or December 31 immediately following the grant of options or on such dates as the Committee determines.

     Each eligible employee on a date of exercise shall be entitled to purchase Shares at a purchase price equal to 85% of the average of the reported highest and lowest sale prices of Shares on the Nasdaq National Market on the applicable date of exercise. Dates of exercise shall take place on the last day of each month Common Stock is traded on the Nasdaq National Market, or such other exchange on which the Common stock is traded, during the applicable option period,

     Payment for Shares purchased under the Plan will be made by authorized payroll deductions from an eligible employee's Eligible Compensation (as defined herein) or, when authorized by the Committee, an eligible employee may pay an equivalent amount for such Shares. "Eligible Compensation" means an eligible employee's total regular compensation payable from the Company or a participating subsidiary of the Company during an option period.

     Eligible employees who elect to participate in the Plan will designate a stated whole percentage equaling at least 1%, but no more than 10% of Eligible Compensation, to be deposited into a periodic deposit account. On each date of exercise, the entire periodic deposit account of each participant in the Plan is used to purchase whole and/or fractional Shares. The Company shall maintain a stock purchase account for each participant to reflect the Shares purchased under the Plan by each participant. No participant in the Plan is permitted to purchase Shares under the Plan at a rate that exceeds $25,000 in fair market value of Shares, determined at the time options are granted, for each calendar year.

     All funds received by the Company from the sale of Shares under the Plan may be used for any corporate purpose.

NEW PLAN BENEFITS

     It is not possible to determine how many eligible employees will participate in the Plan in the future. Therefore, it is not possible to determine with certainty the dollar value or number of Shares that will be distributed under the Plan. The Company anticipates, however, that on the average approximately 60,000 Shares will be distributed annually during the five-year term of the Plan. Because participation in the Plan is optional, it is not possible to determine the benefits or amounts that would have been received by the

CEO, Named Executive Officers, or any other directors or officers of the Company under the Plan during 1996.

TAX TREATMENT

     The Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Code, an employee who elects to participate in an offering under the Plan will not realize income at the time the offering commences or when the Shares purchased under the Plan are transferred to him or her. If an employee disposes of such Shares after two years from the date the offering of such Shares commences and after one year from the date of the transfer of such shares to him or her, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the lesser of (a) the excess of the fair market value of such Shares at the time of disposition over the purchase price, or (b) 15% of the fair market value of such Shares at the time the offering commenced. The employee's basis in the Shares disposed of will be increased by an amount equal to the amount so includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of the disposition will be a capital gain or loss, either short-term or long-term, depending on the holding period for such Shares. In such event, the Company (or the subsidiary by which the employee is employed) will not be entitled to any tax deduction from income.

     If any employee disposes of the Shares purchased under the Plan within such two-year or one-year period, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the excess of the fair market value of such Shares on the date of purchase over the purchase price. The employee's basis in such Shares disposed of will be increased by an amount equal to the amount includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be a capital gain or loss, either short-term or long-term, depending on the holding period for such shares. In the event of a disposition within such two-year or one-year period, the Company (or the subsidiary by which the employee is employed) will be entitled to a tax deduction from income equal to the amount the employee is required to include in income as a result of such disposition.

     An employee who is a nonresident of the United States will generally not be subject to the U.S. federal income tax rules described above with respect to Shares purchased under the Plan.

PLAN ADMINISTRATION AND TERMINATION

     The Board, or its delegate, shall appoint a committee (the "Committee"), which shall be composed of one or more employees, to administer the Plan on behalf of the Company. The Committee may delegate any or all of the administrative functions under the Plan to such individuals, subcommittees, or entities as the Committee considers appropriate. The Committee may adopt rules and procedures not inconsistent with the provisions of the Plan for its administration. The Committee's interpretation and construction of the Plan is final and conclusive.

     The Board may at any time, or from time to time, alter or amend the Plan in any respect, except that, without approval of the Company's stockholders, no amendment may increase the number of Shares reserved for purchase, or reduce the purchase price per Share under the Plan, other than as described above.

     The Board shall have the right to terminate the Plan or any offering at any time for any reason. The Plan is anticipated to continue in effect through June 30, 2001.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL NO. II.

                                 PROPOSAL III:

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board, upon recommendation of the Audit Committee, has selected Deloitte & Touche LLP to serve as independent auditors of the Company for the year ending December 31, 1997. Representatives of Deloitte & Touche LLP will be present at the Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

     Although it is not required to do so, the Board is submitting its selection of the Company's independent auditors for ratification by the stockholders at the Meeting in order to ascertain the views of stockholders regarding such selection. Whether the proposal is approved or defeated the Board may reconsider its selection.

     THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL NO. III.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of outstanding Shares as of April 16, 1997, by (i) each person who is known by the Company to own beneficially five percent or more of the outstanding Shares, (ii) the Company's directors, CEO, and other Named Executive Officers, and (iii) all directors and executive officers as a group.

                                                              SHARES BENEFICIALLY
                                                                    OWNED(1)
                                                              --------------------
                                                                          PERCENT
                            NAME                               NUMBER     OF CLASS
                            ----                              ---------   --------
Leonard A. Stuart...........................................  1,331,887     19.2%
  c/o Stuart Entertainment, Inc.
  3211 Nebraska Avenue
  Council Bluffs, Iowa 51501
MLGA Fund II, L.P...........................................  3,690,053     48.8%
  Two Greenwich Plaza
  Greenwich, Connecticut 06830
Sangwoo Ahn(2)(3)...........................................  3,785,359     50.0%
Ira Starr...................................................      8,961        *
Perry Lewis(2)..............................................  3,770,359     49.8%
  c/o MLGA Fund II, L.P.
  Two Greenwich Plaza
  Greenwich, Connecticut 06830
Albert F. Barber............................................    700,000     11.0%
  c/o Stuart Entertainment, Inc.
  3211 Nebraska Avenue
  Council Bluffs, Iowa 51501
Timothy R. Stuart...........................................    315,000      4.4%
Clement F. Chantiam.........................................    124,500      1.8%
Roy Lister..................................................    107,500      1.6%
Ronald R. Rudy(4)...........................................    350,000      4.9%
Harry Poll(4)...............................................    100,000      1.4%
Richard D. Spizzirri........................................     30,000        *
Stanley M. Taube............................................     30,000        *
All executive officers and directors as a group (17
  persons)..................................................  7,056,096     74.9%

---------------

 *  Less than one percent.

(1) Shares are considered beneficially owned, for purposes of this table, only if held by the person indicated, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of, such security, or if the person has the right to acquire beneficial ownership within 60 days, unless otherwise indicated. The foregoing share amounts include the following number of shares which may be acquired pursuant to stock options or warrants exercisable within 60 days of February 5, 1997: Mr. Barber, 700,000 shares, Mr. Leonard A. Stuart, 100,000 shares; Mr. Timothy R. Stuart, 292,000 shares; Mr. Chantiam, 99,500 shares; Mr. Lister 84,500 shares; Mr. Lewis, 744,226 shares; Mr. Ahn, 744,226 shares; Mr. Starr, 1,282 shares; MLGA Fund II, L.P., 732,259 shares, Mr. Rudy, 350,000 shares, Mr. Poll, 100,000 shares, Mr. Spizzirri, 10,000 shares, Mr. Taube, 30,000 shares; and all executive officers and directors as a group, 2,588,740 shares.

(2) Includes 2,957,794 shares owned by MLGA Fund II, L.P. and 732,259 shares owned by MLGA Fund II, L.P. pursuant to a currently exercisable warrant. The Stockholders of Bingo Holdings, Inc., are MLGA Fund II, L.P. and MLGAL Partners, L.P. The general partner of MLGA Fund II, L.P. is MLGAL Partners, L.P. Messrs. Lewis and Ahn are general partners of MLGAL Partners, L.P. and may be deemed to beneficially own these shares. Messrs. Lewis and Ahn disclaim any beneficial interest in all shares owed by MLGA Fund II, L.P. The business address of Messrs. Lewis, Starr and Ahn is c/o MLGA Fund II, L.P., Two Greenwich Plaza, Greenwich, Connecticut 06830.

(3) Includes 15,000 shares owned by Mr. Ahn's children and 10,000 shares owned by a family limited partnership. Mr. Ahn disclaims any beneficial interest in all shares owned by his children and the family limited partnership.

(4) Includes 100,000 shares owned by Trade Products, Inc. pursuant to a currently exercisable warrant. Messrs. Poll and Rudy own approximately 66% and 28%, respectively, of the outstanding common stock of Trade Products, Inc.

REPORTS UNDER SECTION 16(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the NASDAQ and to furnish the Company with copies.

     Based solely on its review of the copies of the Section 16(a) forms received by it, or written representations from certain reporting persons, the Company believes that, during the last fiscal year, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with except for certain option grants for executive officers which were reported on a year-end report on Form 5.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ACQUISITION OF LEN STUART AND ASSOCIATES LIMITED

     On December 13, 1994, the Company acquired Len Stuart and Associates Limited ("LSA"), the holding company for Bingo Press & Specialty Limited and Niagara Bazaar & Novelty Limited, pursuant to a Stock Purchase Agreement (the "LSA Agreement") among the Company, LSA and Mr. Leonard Stuart, Chairman of the Board. Pursuant to the LSA Agreement, Mr. Stuart received $35.0 million, subject to adjustment, as follows: (a) $30.0 million in immediately available funds; (b) a senior subordinated note from the Company in the initial principal amount of $5.0 million, which bears interest at 10% and matures on March 31, 2000 (the "Stuart Note"); and (c) warrants to purchase 100,000 of the shares of the Common Stock at an exercise prices of $5.75 per share. Subsequent to the acquisition of LSA, and pursuant to the results of a post-closing audit, the Company paid Mr. Stuart an additional $1.6 million as a purchase price adjustment. The Company received a fairness opinion to the effect that the consideration paid to Mr. Stuart was fair to the Company from a financial point of view. The Stuart Note was paid in full on November 13, 1996.

CREDIT AGREEMENT

     In connection with the Company entering into the Fourth Amendment to Credit Agreement, which increased the maximum amount available under the revolving facility from $20,000,000 to $23,000,000, Mr. Stuart and MLGAL Partners, L.P., of which Messrs. Lewis, Ahn and Starr are general partners, guaranteed the payment of all amounts under the revolving facility in excess of $20,000,000. These guarantees were released on November 13, 1996 in connection with the Company entering into an amended and restated credit agreement.

LEASE AGREEMENT

     In connection with the Acquisition, the Company entered into a Lease Agreement with Partnership Leasing, L.L.C., a Washington limited liability company, of which Harry Poll and Ronald G. Rudy, directors of the Company, are the sole members. The term of the lease is for ten years with one ten-year option and covers two buildings in Lynnwood, Washington with a total of 165,000 square feet. The rent is $924,000 per year, which is the current market price for the facility as determined by a qualified independent commercial real estate brokerage firm in an opinion of rental value delivered to the Company.

MANAGEMENT CONSULTING AGREEMENT

     Effective February 1, 1996, the Company entered into a Management Consulting Agreement (the "Management Consulting Agreement") with Len Stuart & Associates, Ltd., a Cayman Islands corporation (the "Consultant"). The term of the Management Consulting Agreement commenced on February 1, 1996 and ends on December 12, 1999 (the "Expiration Date"), unless sooner terminated as provided therein. Beginning on the Expiration Date, and on each anniversary thereafter of the Expiration Date, the Management Consulting Agreement will automatically be renewed for a term of one (1) year commencing on the first day immediately following the Expiration Date, unless such renewal is rescinded by either party. Under the terms of the Management Consulting Agreement, the Consultant is entitled to receive an annual base fee of $200,000, which may be increased, but not decreased, at the discretion of the Board of Directors. During the term of the Management Consulting Agreement, the Consultant shall also be entitled to receive reimbursement from the Company of all reasonable expenses incurred by it in maintaining its offices including reasonable rent, phone, heating, air conditioning, electric and stationery expenses and salary for an administrative assistant of the Consultant's choice on a basis consistent with past and present practices. Mr. Leonard Stuart is President of Len Stuart & Associates, Ltd. and Chairman of the Board. The Company believes that the terms of the Management Consulting Agreement are comparable to those which would have been obtainable from unaffiliated third parties.

BAZAAR MANAGEMENT GROUP

     The Company is a party to a consulting agreement (the "BMG Agreement") dated July 1, 1995 with Bazaar Management Group, Inc. ("BMG"), of which Leonard
A. Stuart, Chairman of the Board, is the sole stockholder. Under the BMG Agreement, BMG provides consulting services to the Company with respect to the Company's business (the "Division) of placing pulltab tickets in convenience stores, retail locations and bingo halls in Ontario, Canada. The net income monthly of the Division is payable as follows: (a) 50% is applied to reduce outstanding bank loans of the Division, (b) 50% of the remaining net income is retained by the Company, and (c) 50% of the remaining net income is paid to BMG. During 1995, the Company paid BMG $115,000. The Company believes that the terms of the BMG Agreement are comparable to those which would have been obtainable from unaffiliated third parties.

KEN STUART CONSULTING AGREEMENT

     In January 1995, the Company entered into a consulting agreement with Ken Stuart, the brother of Leonard A. Stuart, the Chairman of the Board. Under the agreement, Ken Stuart provides consulting and advisory services with respect to the manufacture, marketing, sale and distribution of ink dabbers and is paid the greater of (a) $189,000 or (b) 6.5% of the gross profit of sales of ink dabbers by the Company and its subsidiaries, up to a maximum of $250,000 per year. The consulting agreement further provides that if the Company exceeds its EBIT target, as set by the Board, the maximum of $250,000 will be increased by the same percentage that the Company exceeds the EBIT target. The consulting agreement is terminable at will by either party; provided, however, if Ken Stuart is terminated with or without cause, he is entitled to receive compensation. The consulting agreement also contains certain non-competition provisions. In 1996, Ken Stuart was paid commissions totaling approximately $189,000. The Company believes that the terms of the consulting agreement are comparable to those which would have been obtainable from unaffiliated third parties.

BINGO VIDEO ENTERTAINMENT, INC.

     In October 1992, the Company sold the assets of its retail branch in Hollywood, Florida to Bingo Video Entertainment, Inc. ("Bingo Video"), a company owned by a brother-in-law of Leonard A. Stuart for $262,000 payable in the form of a promissory note ("Bingo Video Note"). The Bingo Video Note bears interest at a rate of one percent above the Company's borrowing rate on its short-term line of credit, is collateralized by the assets of Bingo Video and is guaranteed by Mr. Stuart's brother-in-law and Len Stuart and Associates, a Florida corporation wholly owned by Mr. Stuart. The principal balance of the Bingo Video Note at December 31, 1996 was $140,000. Sales to Bingo Video for the year ended December 31, 1996 were approximately $828,000. Sales to Bingo Video were made at prices generally charged to the Company's largest customers.

                            SOLICITATION OF PROXIES

     This solicitation is being made by mail on behalf of the Board, but may also be made without additional remuneration by officers or employees of the Company by telephone, telegraph, facsimile transmission or personal interview. The expense of the preparation, printing and mailing of this Proxy Statement and the enclosed form of Proxy and Notice of Annual Meeting, and any additional material relating to the Meeting which may be furnished to stockholders by the Board subsequent to the furnishing of this Proxy Statement, has been or will be borne by the Company. The Company will reimburse banks and brokers who hold Shares in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such Shares. To obtain the necessary representation of stockholders at the Meeting, supplementary solicitations may be made by mail, telephone or interview by officers of the Company or selected securities dealers. It is anticipated that the cost of such supplementary solicitations, if any, will not be material.

                                 ANNUAL REPORT

     The Annual Report of the Company for the 1996 fiscal year will be mailed to stockholders along with this Proxy Statement. THE COMPANY WILL, UPON WRITTEN REQUEST AND WITHOUT CHARGE, PROVIDE TO ANY PERSON SOLICITED HEREUNDER A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. Requests should be addressed to the Corporate Secretary of the Company at 3211 Nebraska Avenue, Council Bluffs, Iowa 51501.

                                 OTHER MATTERS

     The Company is not aware of any business to be presented for consideration at the Meeting, other than that specified in the Notice of Annual Meeting. If any other matters are properly presented at the Meeting, it is the intention of the persons named in the enclosed Proxy to vote in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

     Any stockholder who intends to submit a proposal at the 1998 Annual Meeting of Stockholders and who wishes to have the proposal considered for inclusion in the proxy statement and form of proxy for that meeting must, in addition to complying with the applicable laws and regulations governing submission of such proposals, deliver the proposal to the Company for consideration no later than December 1, 1998. Such proposals should be sent to the Corporate Secretary of the Company at 3211 Nebraska Avenue, Council Bluffs, Iowa 51501.

                      NOTICE TO BANKS, BROKER-DEALERS AND
                       VOTING TRUSTEES AND THEIR NOMINEES

     Please advise the Company whether other persons are the beneficial owners of the Shares for which proxies are being solicited from you, and, if so, the number of copies of this Proxy Statement and other soliciting materials you wish to receive in order to supply copies to the beneficial owners of the Shares.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING IN PERSON, ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. BY RETURNING YOUR PROXY PROMPTLY YOU CAN HELP THE COMPANY AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM SO THAT THE MEETING CAN BE HELD. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE A PRIOR PROXY AND VOTE THEIR PROXY IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

                                            By Order of the Board of Directors

                                            /s/ MICHAEL A. SCHALK

                                            Michael A. Schalk, Secretary

Council Bluffs, Iowa
April 18, 1997

                                   APPENDIX A

                           STUART ENTERTAINMENT, INC.

                       1997 EMPLOYEE STOCK PURCHASE PLAN

     Stuart Entertainment, Inc., a Delaware corporation, hereby adopts this Stuart Entertainment, Inc. 1997 Employee Stock Purchase Plan (the "Plan") as of the Effective Date. The purposes of this Plan are as follows:

          (1) To assist employees of the Company and its Participating Subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended.

          (2) To help employees provide for their future security and to encourage them to remain in the employment of the Company and its Participating Subsidiaries.

1. DEFINITIONS.

     Whenever any of the following terms is used in the Plan with the first letter or letters capitalized, it shall have the following meaning unless the context clearly indicates to the contrary (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

          (a) "Code" means the Internal Revenue Code of 1986, as amended.

          (b) "Committee" means the committee appointed to administer the Plan pursuant to paragraph 10.

          (c) "Company" means Stuart Entertainment, Inc., a Delaware corporation.

          (d) "Dates of Exercise" means the dates as of which an Option is exercised and the Stock subject to that Option is purchased. With respect to any Option, the Dates of Exercise are the last day of each month on which Stock is traded on the Nasdaq National Market, or such other exchange on which the Stock is traded, during the Option Period in which that Option was granted.

          (e) "Date of Grant" means the date as of which an Option is granted, as set forth in paragraph 3(a).

          (f) "Eligible Compensation" means total cash compensation received from the Company or a Participating Subsidiary as regular compensation during an Option Period. By way of illustration, and not by way of limitation, Eligible Compensation includes regular compensation such as salary, wages, overtime, shift differentials, bonuses, commissions, and incentive compensation, but excludes relocation expense reimbursements, foreign service premiums, tuition or other reimbursements, income realized as a result of participation in any stock option, stock purchase, or similar plan of the Company or any Participating Subsidiary.

          (g) "Effective Date" means April 7, 1997.

          (h) "Eligible Employee" means any employee of the Company or a Participating Subsidiary who meets the following criteria:

             (1) the employee does not, immediately after the Option is granted, own (within the meaning of Section 423(b)(3) and 424(d) of the Code) stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of a Subsidiary;

             (2) the employee has completed six months of employment for the Company or a Subsidiary; and

             (3) the employee's customary employment is 20 hours or more a week.

          (i) "Option" means an option granted under the Plan to an Eligible Employee to purchase shares of Stock.

          (j) "Option Period" means with respect to any Option the period beginning upon the Date of Grant and ending on the 3-month period immediately following the Date of Grant, whichever is earlier, or ending on such other date as the Committee shall determine. No Option Period may exceed 5 years from the Date of Grant.

          (k) "Option Price" with respect to any Option has the meaning set forth in paragraph 4(b).

          (l) "Participant" means an Eligible Employee who has complied with the provisions of paragraph 3(b).

          (m) "Participating Subsidiary" means any present or future Subsidiary that the Committee designates to be eligible to participate in the Plan, and that elects to participate in the Plan.

          (n) "Periodic Deposit Account" means the account established and maintained by the Company to which shall be credited pursuant to Section 3(c) amounts received from Participants for the purchase of Stock under the Plan.

          (o) "Plan" means this Stuart Entertainment, Inc. 1997 Employee Stock Purchase Plan.

          (p) "Plan Year" means the calendar year.

          (q) "Stock" means shares of common stock, par value $.01 per share, of the Company.

          (r) "Stock Purchase Account" means the account established and maintained by the Company to which shall be credited pursuant to Section 4(c) Stock purchased upon exercise of an Option under the Plan.

          (s) "Subsidiary" means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company, if at the time of the granting of the Option, each of the corporations, other than the last corporation, in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2. STOCK SUBJECT TO PLAN.

     Subject to the provisions of paragraph 8 (relating to adjustment upon changes in the Stock), the Stock which may be sold pursuant to Options granted under the Plan shall not exceed in the aggregate 300,000 shares, and may be newly issued shares or treasury shares or shares bought in the market, or otherwise, for purposes of the Plan.

3. GRANT OF OPTIONS.

          (a) GENERAL STATEMENT. The Company may grant Options under the Plan to all Eligible Employees on January 1, April 1, July 1 and/or October 1 of each Plan Year or on such other date as the Committee shall designate. The term of each Option shall end on the last day of the Option Period with respect to which the Option is granted. With respect to each Offering Period, each Eligible Employee shall be granted an Option, on the Date of Grant, for as many full and fractional shares of Stock as the Eligible Employee may purchase with up to 10% of the Compensation he or she receives during the Option Period (or during any portion of the Option Period as the Eligible Employee may elect to participate).

          (b) ELECTION TO PARTICIPATE. Each Eligible Employee who elects to participate in the Plan shall communicate to the Company, in accordance with procedures established by the Committee, an election to participate in the Plan whereby the Eligible Employee designates a stated whole percentage equaling at least 1%, but no more than 10%, of his or her Eligible Compensation during the Option Period to be deposited periodically in his or her Periodic Deposit Account under subparagraph (c). The cumulative amount deposited in the Periodic Deposit Account during a Plan Year with respect to any Eligible Employee may not exceed the limitation stated in subparagraph (d). A Participant's election to participate in the Plan shall continue in effect during the current and subsequent Option Periods until changed pursuant to subparagraph 3(c).

          (c) PERIODIC DEPOSIT ACCOUNTS. The Company shall maintain a Periodic Deposit Account for each Participant and shall credit to that account in U.S. dollars all amounts received under the Plan from the Participant. No interest will be paid to any Participant or credited to his or her Periodic Deposit Account under the Plan with respect to such funds. All amounts credited to a Participant's Periodic Deposit Account shall be used to purchase Stock under subparagraph 4(c) and no portion of a Participant's Periodic Deposit Account shall be refunded to him or her.

          Credits to an Eligible Employee's Periodic Deposit Account shall be made by payroll deduction or by other alternate payment arrangements, in accordance with rules and procedures established by the Committee. An Eligible Employee may increase, decrease or eliminate the periodic credits to his or her Periodic Deposit Account for future periods by filing a new election amount at any time during an Option Period. The change shall become effective in accordance with the Committee's rules and procedures as soon as practicable after the Company receives the election, but the change will not affect the amounts deposited with respect to Eligible Compensation sooner than the Eligible Compensation payable with respect to the next pay period after the Company receives the authorization.

          (d) $25,000 LIMITATION. No Eligible Employee shall be permitted to purchase Stock under the Plan or under any other employee stock purchase plan of the Company or of any Subsidiary which is intended to qualify under
     Section 423 of the Code, at a rate which exceeds $25,000 in fair market value of Stock (determined at the time the Option is granted) for each calendar year in which any such Option granted to such Participant is outstanding at any time.

4. EXERCISE OF OPTIONS.

          (a) GENERAL STATEMENT. On each Date of Exercise, the entire Periodic Deposit Account of each Participant shall be used to purchase at the Option Price whole and/or fractional shares of Stock subject to the Option. Each Participant automatically and without any act on his or her part will be deemed to have exercised his or her Option on each such Date of Exercise to the extent that the amounts then credited to the Participant's Periodic Deposit Account under the Plan are used to purchase Stock.

          (b) OPTION PRICE DEFINED. The Option Price per share of Stock to be paid by each Participant on each exercise of his or her Option shall be an amount in U.S. dollars equal to 85% of the fair market value of a share of Stock as of the applicable Date of Exercise. The fair market value of a share of Stock as of an applicable Date of Exercise shall be the average of the high and low price of a share of Stock on the Nasdaq National Market, or such other exchange on which the Stock is traded, on such date.

          (c) STOCK PURCHASE ACCOUNTS; STOCK CERTIFICATES. The Company shall maintain a Stock Purchase Account for each Participant to reflect the Stock purchased under the Plan by the Participant. Upon exercise of an Option by a Participant pursuant to subparagraph 4(a), the Company shall credit to the Participant's Stock Purchase Account the whole or fractional shares of Stock purchased at that time.

     Except as provided in paragraph 5, certificates with respect to Stock credited to a Participant's Stock Purchase Account shall be issued only on request by the Participant for a distribution of whole shares or when necessary to comply with the transaction requirements outside the United States. Upon issuance of such a Stock certificate to a Participant, the Participant's Stock Purchase Account shall be adjusted to reflect the number of shares of Stock distributed to the Participant.

5. RIGHTS ON RETIREMENT, DEATH, TERMINATION OF EMPLOYMENT.

     If a Participant retires, dies, or otherwise terminates employment, or if the corporation that employs a participant ceases to be a Participating Subsidiary, then to the extent practicable, no further amounts shall be credited to the Participant's Periodic Deposit Account from any pay due and owing with respect to the Participant after such retirement, death, or other termination of employment. All amounts credited to such a Participant's Periodic Deposit Account shall be used on the next Date of Exercise in that Option Period to purchase Stock under paragraph 4. Such a Participant's Stock Purchase Account shall be terminated, and

Stock certificates with respect to whole shares of Stock and cash with respect to fractional shares of Stock shall be distributed as soon as practicable after such Date of Exercise.

     Notwithstanding anything in this Plan to the contrary and except to the extent permitted under Section 423(a) of the Code, a Participant's Option shall not be exercisable more than three months after the Participant retires or otherwise ceases to be employed by the Company or a Participating Subsidiary, including as a result of the corporation ceasing to be a Participating Subsidiary.

6. RESTRICTION UPON ASSIGNMENT.

     An Option granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution, and is exercisable during the Participant's lifetime only by the Participant. The Company will not recognize and shall be under no duty to recognize any assignment or purported assignment by a Participant, other than by will or the laws of descent and distribution, of the Participant's interest in the Plan or of his or her Option or of any rights under his or her Option.

7. NO RIGHTS OF STOCKHOLDER UNTIL EXERCISE OF OPTION.

     A Participant shall not be deemed to be a stockholder of the Company, nor have any rights or privileges of a stockholder, with respect to the number of shares of Stock subject to an Option. A Participant shall have the rights and privileges of a stockholder of the Company when, but not until, the Participant's Option is exercised pursuant to paragraph 4(a) and the Stock purchased by the Participant at that time has been credited to the Participant's Stock Purchase Account.

8. CHANGES IN THE STOCK; ADJUSTMENTS OF AN OPTION.

     If, while any Options are outstanding, the outstanding shares of Stock have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Company, or there has been any other change in the capitalization of the Company, through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split, spinoff or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase under outstanding Options and to the Option Exercise Price or prices applicable to such outstanding Options, including, if the Committee deems appropriate, the substitution of similar options to purchase shares of another company (with such other company's consent). In addition, in any such event, the number and/or kind of shares which may be offered in the Options shall also be proportionately adjusted. No adjustments to outstanding Options shall be made for dividends paid in the form of stock.

9. USE OF FUNDS; REPURCHASE OF STOCK.

     All funds received or held by the Company under the Plan will be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose. The Company shall not be required to repurchase from any Eligible Employee shares of Stock which such Eligible Employee acquires under the Plan.

10. ADMINISTRATION BY COMMITTEE.

          (a) APPOINTMENT OF COMMITTEE. The board of directors of the Company, or its delegate, shall appoint a Committee, which shall be composed of one or more members, to administer the Plan on behalf of the Company. Each member of the Committee shall serve for a term commencing on the date specified by the board of directors of the Company, or its delegate, and continuing until he or she dies or resigns or is removed from office by such board of directors, or its delegate.

          (b) DUTIES AND POWERS OF COMMITTEE. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to:

             (1) determine when the initial and subsequent Option Periods will commence;

             (2) interpret the Plan and the Options;

             (3) adopt such rules for the administration, interpretation, and application of the Plan as are consistent with the Plan and Section 423 of the Code; and

             (4) interpret, amend, or revoke any such rules.

     In its absolute discretion, the Board of Directors of the Company may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan. The Committee may delegate any of its responsibilities under the Plan by designating in writing other persons who carry out any or all of such responsibilities.

          (c) MAJORITY RULE. The Committee shall act by a majority of its members in office. The Committee may act either by vote at a meeting or by a memorandum or other written instrument signed by a majority of the Committee.

          (d) COMPENSATION; PROFESSIONAL ASSISTANCE; GOOD FAITH ACTIONS. Each member of the Committee who is an employee of the Company or a Subsidiary shall receive no additional compensation for his or her services under the Plan. Each Committee member who is not an employee of the Company or a Subsidiary shall receive such compensation for his or her services under the Plan as may be determined by the Board of Directors of the Company, or its delegate. All expenses and liabilities incurred by members of the Committee in connection with the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Committee, the Company, and its officers and directors shall be entitled to rely upon the advice, opinions, or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options, and all members of the Committee shall be fully protected by the Company in respect to any such action, determination or interpretation.

11. NO RIGHTS AS AN EMPLOYEE.

     Nothing in the Plan nor any Option shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or a Subsidiary or to affect the right of the Company and Subsidiaries to terminate the employment of any person (including any Eligible Employee or Participant) at any time with or without cause, to the extent otherwise permitted under law.

12. TERM OF PLAN.

     No Option may be granted during any period of suspension of the Plan or after termination of the Plan, and in no event may any Option be granted under the Plan after five years from the commencement of the initial Option Period.

13. AMENDMENT OF THE PLAN.

     The Board of Directors of the Company, or its delegate, may amend, suspend, or terminate the Plan at any time; provided that approval by the vote of the holders of more than 50% of the outstanding shares of the Stock entitled to vote shall be required to amend the Plan to reduce the Exercise Price or increase the number of shares of Stock reserved for the Options under the Plan.

14. EFFECT UPON OTHER PLANS.

     The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary, except to the extent required by law. Nothing in this Plan shall be construed to limit the right of the Company or any Subsidiary (a) to establish any other forms of incentives or compensation for employees of the Company or any Subsidiary or (b) to grant or assume options otherwise than under this Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

15. NOTICES.

     Any notice to be given under the terms of the Plan to the Company shall be addressed to the Company in care of the Committee and any notice to be given to the Eligible Employee shall be addressed to the Eligible Employee at his or her last address as reflected in the Company's records. By a notice given pursuant to this paragraph, either party may hereafter designate a different address for notices to be given to it or the Eligible Employee. Any notice which is required to be given to the Eligible Employee shall, if the Eligible Employee is then deceased, be given to the Eligible Employee's personal representative if such representative has previously informed the Company of his or her status and address by written notice under this paragraph. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office, branch post office, or other depository regularly maintained by the United States Postal Services.

16. TITLES.

     Titles are provided herein for convenience only and are not no serve as a basis for interpretation or construction of the Plan.

--------------------------------------------------------------------------------

PROXY                      STUART ENTERTAINMENT, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           STUART ENTERTAINMENT, INC.

    The undersigned stockholder of Stuart Entertainment, Inc., a Delaware corporation (the "Company") hereby constitutes and appoints Paul C. Tunink and Michael A. Schalk, and each of them, proxies, with full power of substitution, for and on behalf of the undersigned to vote, as designated below, according to the number of shares of the Company's $.01 par value common stock held of record by the undersigned on April 16, 1997, and as fully as the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at The Hyatt Regency O'Hare, 9300 West Bryn Mawr Avenue, Rosemont, Illinois on May 20, 1997 at 10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF PROPERLY EXECUTED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE LISTED NOMINEES TO THE BOARD OF DIRECTORS OF THE COMPANY AND FOR EACH OTHER PROPOSAL.

1. Proposal to elect the following nominees to the Board of Directors:
         [ ] FOR all nominees listed below              [ ] WITHHOLD AUTHORITY
             (except as marked to the contrary below)       to vote all nominees
                                                            listed below

   Sangwoo Ahn, Albert F. Barber, Perry J. Lewis, Harry Poll, Ronald G. Rudy, Richard Spizzirri, Ira Starr, Leonard A. Stuart, Timothy R. Stuart and Stanley
                                    M. Taube

(INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

--------------------------------------------------------------------------------

2. Proposal to approve the Company's 1997 Employee Stock Purchase Plan:
               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

3. Proposal to ratify the selection of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 1997:
               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

              (CONTINUED AND TO BE SIGNED AND DATED ON OTHER SIDE)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          (Continued from First Page)

4. In the discretion of such proxies, upon such other business as may properly come before the Meeting or at any and all postponements, continuations or adjournments thereof.

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders dated April 18, 1997 and the Proxy Statement furnished therewith.

    Note please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate.


                                                --------------------------------
                                                           Signature

                                                --------------------------------
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